EXHIBIT 10.14

WCM POOL LLC

ORGANIZATION AGREEMENT

dated as of November 20, 2006

WCM POOL LLC

ORGANIZATION AGREEMENT

WCM POOL LLC

ORGANIZATION AGREEMENT

TABLE OF CONTENTS

(continued)

ARTICLE V	TRANSFERS AND ASSIGNMENTS PROHIBITED; WITHDRAWALS	8

5.1.	Transfers and Assignments Prohibited	8
5.2.	Withdrawals	9

ARTICLE VI	MANAGEMENT OF THE COMPANY	9

6.1.	Management of Business	9
6.2.	General Powers of Voting Members	9
6.3.	Delegation of Administrative Authority	9
6.4.	Delegation of Trading Authority	10
6.5.	Standard of Care; Liability	10
6.6.	Limitations on Powers of Members	10
6.7.	Other Business	11

ARTICLE VII	OWNERSHIP OF COMPANY PROPERTY	11

ARTICLE VIII	FISCAL MATTERS; BOOKS AND RECORDS	11

8.1.	Bank Accounts; Investments	11
8.2.	Records Required by Act; Right of Inspection	11
8.3.	Books and Records of Account	12
8.4.	Tax Returns and Information	12
8.5.	Delivery of Financial and Tax Information to Members	12
8.6.	Audits	12
8.7.	Fiscal Year	13
8.8.	Tax Elections	13
8.9.	Tax Matters Member	13
8.10.	Regulatory Reporting	13

ARTICLE IX	INDEMNIFICATION	14

9.1.	Indemnification by the Members	14
9.2.	Indemnification by Preferred of the Members	14

WCM POOL LLC

ORGANIZATION AGREEMENT

TABLE OF CONTENTS

(continued)

ARTICLE X	DISSOLUTION AND WINDING UP	14

10.1.	Events Causing Dissolution	14
10.2.	Winding Up	14
10.3.	Compensation of Liquidator	15
10.4.	Distribution of Company Property	15
10.5.	Final Audit	16
10.6.	Deficit Capital Accounts	16

ARTICLE XI	MISCELLANEOUS PROVISIONS	16

11.1.	Approval of Administration Agreement	16
11.2.	Interpretation	16
11.3.	“Commodity Pool” Status of the Company	16
11.4.	Compliance with the “Blue Sky” Guidelines	17
11.5.	Organizational and Maintenance Expenses	17
11.6.	Counterparts	17
11.7.	Entire Agreement	17
11.8.	Partial Invalidity	17
11.9.	Amendment	17
11.10.	Binding Effect	17
11.11.	Governing Law	18
11.12.	Effect of Waiver or Consent	18
11.13.	Further Assurances	18

Testimonium		18
Signatures		19
Schedule I		20

WCM POOL LLC

ORGANIZATION AGREEMENT (this “Agreement”) dated as of November 20, 2006 by and among (A) the commodity pools (each, a “Member” and, collectively, the “Members”) signatory from time to time hereto, each of which (i) has as its sole managing owner or trading manager (or its functional equivalent in another type of entity) Preferred Investment Solutions Corp. (“Preferred”), a “commodity pool operator” registered with the Commodity Futures Trading Commission (the “CFTC”), (ii) is no longer engaged in the distribution of its units of beneficial interest (or equivalent common equity securities), and (iii) intends to open a trading account managed pursuant to the Diversified Program (the “WCM Program”) of Winton Capital Management Limited, United Kingdom company (“Winton”) and (B) Preferred, not as a Member, but for the limited purposes set forth herein.

W I T N E S S E T H

WHEREAS, the Company has been formed as a means of consolidating the commodity interest trading of the Members; and

WHEREAS, the Company’s trading will at all times be managed exclusively pursuant to the WCM Program (Winton being delegated trading management authority over the Company pursuant to Section 18-407 of the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq. (the “Act”), and an Advisory Agreement by and among the Company, Preferred and Winton of even date herewith); and

WHEREAS, all Members shall share pro rata in the profits and losses of the Company, based on the relative values (prior to reduction for all accrued but unpaid fees or expenses) of their respective Membership Interests (“Membership Interest” to mean, with respect to any Member at any time, the entire interest of such Member in the Company at such time. A Membership Interest includes, without limitation, (a) all rights of a Member to receive distributions of revenues, allocations of income and loss and distributions of liquidation proceeds under this Agreement and (b) all management rights, if any, voting rights or rights to consent of the respective Members) in the Company — applicable CFTC policies prohibiting any Member’s investment in the Company being traded at a higher degree of leverage than any other Member’s investment or pursuant to any different trading program than that employed to direct the Company’s trading with respect to any other Member; and

WHEREAS, pursuant to Section 18-407 of the Act, Preferred (which is either the sole managing owner or the trading manager of each of the Members) shall be delegated administrative authority over the operations of the Company; and

WHEREAS, pursuant to Section 18-302 of the Act, the Company shall issue two classes of Membership Interests: Non-Voting Membership Interests and Voting Membership Interests. These two classes of Membership Interests shall have identical pro rata economic interests in the Company, but the Non-Voting Membership Interests shall in no respect participate in the management of the Company, such management to be vested solely in the Voting Membership Interests; and

WHEREAS, all Members (“Non-Voting Members”) which are non-United States persons shall acquire “Non-Voting Membership Interests”, and shall not participate in any respect in the management of the Company, or engage, directly or indirectly, in the participation in or control of all or any portion of the business activities or affairs of the Company (Non-Voting Members being the functional equivalent of limited partners in a limited partnership); and

WHEREAS, the Members (“Voting Members”) which are United States persons shall acquire “Voting Membership Interests” and shall, acting as Members without any “manager,” mutually dominate and control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the authority vested in and delegated to Winton and the administrative authority vested in and delegated to Preferred hereunder; and

WHEREAS, upon the terms and subject to the conditions set forth herein, each of the initial Members are, concurrently with the execution of this Agreement, acquiring either Voting Membership Interests or Non-Voting Membership Interests in the Company; and

WHEREAS, it is the express intent of the Members that their participation in the Company be, other than in respect of the consolidation of the Members’ WCM Program trading accounts, the functional equivalent of each Member opening such trading accounts on an individual basis; and

WHEREAS, in accordance with the Act, each of the Members desires to enter into this Agreement to set forth the respective rights, powers and interests of the Members with respect to the Company and their respective Voting Membership Interests or Non-Voting Membership Interests (as the case may be) and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

ORGANIZATION

1.1 Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. This Agreement embodies the agreement among the Members as to the governance of the Company and related matters. However, in the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

1.2 Name. The name of the Company is WCM Pool LLC (the “Company”).

1.3 Purposes. The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under the Act including, without limitation, the activities set forth in the recitals to this Agreement. For greater certainty and not by way of limitation, the Company’s business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of forward and futures contracts for all manner of commodities, financial instruments and currencies, as well as options and rights pertaining thereto (collectively, “commodity interests”), and to engage in all activities necessary, convenient or incidental thereto. The Company may also engage in “hedge,” arbitrage and cash trading of commodities, futures, forwards and options. The objective of the Company’s business is appreciation of its assets through speculative trading. The Company may engage in the foregoing speculative trading directly and through investing in other entities which are themselves “commodity pools” rather than private “investment companies” within the meaning of Section 3(c)(1) of the Investment Company Act of 1940 (the “Company Act”); provided, that in all cases, the Company’s commodity interest trading shall be directed exclusively pursuant to Winton implementing its Portfolio, as the same may change and develop over time.

The Company may not engage in any “yield enhancement” activities or securities trading, but only (i) acquire government interest-bearing securities with the intent of holding such securities until maturity and/or (ii) receive interest credits on cash deposits made by it.

The Company may not admit as a Member any entity which is engaged in soliciting additional investments in such entity.

The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

1.4 Duration. The Company shall continue in existence until December 31, 2056 or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

1.5 Registered Office and Registered Agent; Principal Office.

(a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Voting Members holding a majority in interest of the Voting Membership Interests (the affirmative vote of such a majority in interest of the Voting Membership Interests being hereinafter referred to as a “Majority Vote”) may designate from time to time in the manner provided by Section 18-104 of the Act.

(b) The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Voting Members by Majority Vote may designate in the manner provided by Section 18-104 of the Act.

(c) The principal office of the Company shall be c/o Preferred Investment Solutions Corp., 900 King Street, Suite 100, Rye Brook, New York 10573; telephone: (914) 307-7000, or at such place as the Voting Members by Majority Vote may designate from time to time, which need not be in the State of Delaware. The Company shall maintain at its principal office, available for inspection, the records required by the Act and the Commodity Exchange Act (the “CEA”).

The Company may have such other offices as the Voting Members by Majority Vote may designate from time to time.

1.6 Qualification in Other Jurisdictions. The Members shall have authority to cause the Company to do business in jurisdictions other than the State of Delaware only if either of the following conditions is satisfied:

(a) such jurisdiction has enacted a limited liability company statute, and the Voting Members by Majority Vote shall have approved the qualification of the Company under such statute to do business as a foreign limited liability company in such jurisdiction; or

(b) the Company shall have obtained an opinion of counsel qualified to practice law in such jurisdiction to the effect that under the laws of such jurisdiction the Members will not be held liable for any debts or obligations of the Company.

The Voting Members by Majority Vote, will determine whether and where the Company will qualify to do business as a foreign limited liability company from time to time.

1.7 No State-Law Partnership. No provision of this Agreement shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member a partner or joint venturer of or with any other Member, for any purposes other than federal and state tax purposes.

ARTICLE II

MEMBERS

2.1 Initial Members. The initial Members of the Company are listed on Schedule I of this Agreement, and the addresses of such initial Members are as set forth on such Schedule I. As of the date hereof, there are no other Members of the Company and no other person (other than Preferred and Winton acting pursuant to delegated authority as contemplated by Section 6.3 and 8.4 respectively) has any right to take part in the management (except as contemplated in the second and fourth recitals to this Agreement) or ownership of the Company.

2.2 Admission of Additional Members. Additional Members of the Company may only be admitted if (i) such proposed Members are “commodity pools” of which Preferred is the sole managing owner (if such “commodity pools” are United States trusts) or sole trading manager (if such “commodity pools” are foreign corporations) or the functional equivalent thereof and (ii) such proposed Members are no longer accepting additional investments, (iii) such pools contributing to the Company will be managed exclusively pursuant to the WCM Program, and (iv) the admission of such additional Members is approved by Majority Vote of the Voting Members.

If a new Member is admitted to the Company, the books and records of the Company (including Schedule I hereto) shall be amended to reflect such addition, as contemplated by Section 18-301 of the Act.

2.3 Classes of Members. There shall be two classes of Members: Voting Members and Non-Voting Members. All United States persons which are admitted as Members shall be admitted as Voting Members, and all foreign persons which are admitted as Members shall be admitted as Non-Voting Members.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1 Initial Capital Contributions. Each initial Member shall contribute to the capital (a “Capital Contribution”) of the Company, as of January 1, 2007 the amount set forth as such Member’s initial capital contribution (“Initial Capital Contribution”) on Schedule I. Such Initial Capital Contributions may include, provided the necessary regulatory approvals are obtained, open futures positions (and will include open forward positions), as well as cash (U.S. dollars in immediately available funds). If any Initial Capital Contribution includes open futures and forward positions that are not “Section 1256 contracts” as defined in Section 1256(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Non-Section 1256 Contracts”), the tax basis and fair market values of such Non-Section 1256 Contracts shall be set forth on Schedule I.

3.2 Initial Membership Interests. Upon making the Initial Capital Contribution specified on Schedule I, each Member shall be entitled to the Membership Interest (Voting or Non-Voting, as the case may be) set forth opposite such Member’s name on Schedule I.

3.3 No Further Required Capital Contributions. No Member shall be obligated to make any Capital Contributions to the Company or be subject to any form of capital call or assessment with respect to such Member’s Membership Interest.

3.4 Additional Capital Contributions. Additional Capital Contributions of existing Members may be made, unless objected to by a Majority Vote of the Voting Members, at any time; provided, that the Member making such additional Capital Contribution has done so pursuant to the Advisory Agreement and has received the approval of Winton that Winton is willing to manage such additional capital.

The initial capital contributions of Members admitted pursuant to Section 2.2 shall require the approval of the majority vote of the Voting Members. Schedule I shall be appropriately amended to reflect any such capital contributions.

3.5 Additional Capital Contributions Permitted Only In Cash. All additional Capital Contributions to the Company, whenever made, shall be made exclusively in U.S. dollars and in immediately available funds. Open futures and forward positions may, if at all, only be accepted as Capital Contributions at the time of an initial Member’s initial capital contribution, and only subject to receipt of all necessary regulatory approvals and such Member shall provide the company with the tax basis and fair market value of any Non-Section 1256 Contracts contributed to the Company.

3.6 Capital Accounts. (a) A capital account (“Capital Account”) shall be established and maintained for each Member on the books of the Company. The initial balance in each Member’s Capital Account shall equal such Member’s initial capital contribution. Each Member’s Capital Account (i) shall be increased by (A) the amount of any additional Capital Contribution made by that Member, and (B) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, and (ii) shall be decreased by (A) the amount of cash distributed to that Member by the Company, (B) allocation of commissions, fees and expenses pursuant to Section 4.2, (C) allocations to that Member of expenditures described under Section 705(a)(2)(B), and (D) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations.

(b) In addition to the adjustments required by the foregoing provisions of this Section 3.6, the Capital Accounts of the Members shall be adjusted in accordance with the capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(c) Except as otherwise provided herein, whenever it is necessary to determine the Capital Account of any Member for purposes of this Agreement, the Capital Account of such Member shall be determined after giving effect to (i) all Capital Contributions made to the Company on or after the date of such Member’s initial capital contribution, (ii) all allocations of income, gain, deduction and loss for operations and transactions effected on or after the date of such Member’s initial capital contribution and prior to the date such determination is required to be made under this Agreement and (iii) all distributions made on or after the date of such Member’s initial capital contribution.

(d) The Capital Accounts of the Members shall be determined, and allocations of Company income, gain, loss and deduction made (and adjustments made to reflect additional Capital Contributions or withdrawals, if any), as of the close of business on every Friday and on December 31 of each year; provided that Preferred may, pursuant to the authority delegated to it pursuant to Section 6.3, cause the current accounting period for the Company to end and a new accounting period for the Company to begin at such other time or times as Preferred may, in its discretion, determine.

(e) The foregoing provisions of this Section 3.6 are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Voting Members, by Majority Vote, shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, the Voting Members, by Majority Vote, may make such modification, provided that such modification is not likely to have a material effect on the amounts allocable to any Member, Voting or Non-Voting.

3.7 Return of Capital Contributions. Except as otherwise provided in Section 5.2 or in the Act, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member’s Capital Contribution. No Member shall have the right to receive any assets upon withdrawal of any or all of such Member’s Capital Accounts, other than U.S. dollars.

3.8 Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Members’ Capital Accounts, although Members’ Capital Accounts shall, as provided herein, be allocated their pro rata share of all interest earned by the Company.

3.9 Distributions. Any distributions made by the Company must be made, except as may be necessary to ensure that the assets of the Company not be deemed to constitute “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) and that the Company will continue to satisfy the requirements of a “qualified electing fund” under Section 988 of the Code, pro rata among all Members based on their respective Membership Interests. The Company does not intend to make any distributions.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations of Gross Income, Gain and Loss for Financial Purposes. Financial income, gain and loss from the Company’s operations, prior to the allocations of commissions, fees and expenses prescribed in Section 4.2, shall be allocated to the Members as of the end of each accounting period (as contemplated by Section 3.6(d)) in accordance with the ratio of the balance in each such Member’s Capital Account — unreduced by any accrued but unpaid fees or expenses — as of the beginning of such accounting period to the aggregate of such balances in all such Members’ Capital Accounts as of the beginning of such accounting period (such ratio to equal such Member’s “Company Percentage”).

4.2 Allocation of Commissions, Fees and Expenses for Financial Purposes. Following the allocation of Company income, gain and loss among the Members’ respective Capital Accounts, as provided in Section 4.1, Preferred shall calculate the brokerage commissions, advisory fees, administrative fees and other expenses due from the Company to third parties, in respect of the Company’s trading on behalf of the respective Members (the Company being subject to different commissions and fees in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses shall be specially allocated as of the end of each accounting period (not pro rata based on the Members’ Company Percentages) to, and deducted from, the appropriate Members’ Capital Accounts and paid out by the Company.

The Company shall, upon each Member’s investment in the Company, assume the obligations to make all payments due in respect of or attributable to such Member’s WCM Program trading account. Preferred, as administrator of the Company, shall determine the amounts of all such payments, and these shall become obligations and expenses of the Company, not of any such Member, although the commissions, fees and expenses attributable to a particular Member’s trading pursuant to the WCM Program may be specially allocated to such Member’s Capital Account. As provided in Section 9.2, Preferred shall indemnify and hold harmless each Member from any commissions, fees and expenses which may be allocated to such Member’s Capital Account, but which should have been specially allocated to another Member’s Capital Account.

4.3 Tax Allocations. (a) Items of income, gain, loss, deduction and credit from the Company’s operations shall be allocated to the Members in such manner as Preferred, acting pursuant to the administrative authority delegated to it pursuant to Section 6.3, and pursuant to the Administrative Services Agreement by and between Preferred and the Company, executed and delivered pursuant to said Section 6.3, may determine shall equitably reflect the financial allocations made pursuant to Section 4.1 and Section 4.2. Preferred may, in effecting such tax allocations, allocate gain and loss separately and not on a netted basis, if Preferred believes that doing so would be more consistent with the manner in which the Voting Members intend to allocate the tax effects of their investment in the Company among their respective unitholders.

(b) The allocation of profit and loss for federal income tax purposes set forth herein is intended to allocate taxable profit and loss among Members generally in the ratio and to the extent that profit and loss are allocated to such Members so as to eliminate, to the extent possible, any disparity between a Member’s financial and its tax allocations, consistent with principles set forth in Section 704(c) of the Code, and the Tax Matters Member may select any permissible method under Section 704(c) of the Code to make the allocations required to eliminate any disparity between a Member’s book capital account and tax capital account.

(c) The Company intends to allocate taxable profit and loss in a manner consistent with Section 704(b) of the Code, including, without limitation, a “Qualified Income Offset.”

(d) The allocations of profit and loss of the Members shall not exceed the allocations permitted under Subchapter K of the Code, as determined by Preferred, whose determination shall be binding.

4.4 Limitations on Loss Allocation. Notwithstanding any other provision of this Agreement to the contrary, no item of loss or deduction of the Company shall be allocated to a Member if such allocation would result in a negative balance in such Member’s Capital Account. Such loss or deduction shall be allocated first among the Members with positive balances in their Capital Accounts in proportion to (and to the extent of) such positive balances, and thereafter in accordance with their interests in the Company as determined under Section 1.704-1(b)(3) of the Treasury Regulations.

4.5 Costs of Effecting Allocations. Preferred shall bear, without reimbursement from the Company (other than in respect of administrative fees due from the Company to Preferred pursuant to Section 6.3 and the Administrative Services Agreement therein contemplated), all costs and expenses related to effecting the Company’s tax and financial allocations.

4.6 Members’ Tax Liabilities. Although not a Member of the Company, Preferred is hereby authorized by all Members to withhold or withdraw from each Member’s Capital Account any amount which Preferred reasonably believes may be owing by the Company to any federal or state tax authority in respect of such Member’s investment in the Company. Any such withholding or withdrawal shall reduce each affected Member’s Membership Interest and Company Percentage until such time, if any, as the amount of any such withholding or withdrawal is returned in whole or in part, to such Member’s Capital Account.

ARTICLE V

TRANSFERS AND ASSIGNMENTS PROHIBITED; WITHDRAWALS

5.1 Transfers and Assignments Prohibited. No Member may transfer or assign all or any part of its Membership Interest to any other party (including, without limitation, to any other Member) without the unanimous consent of all Members, Voting and Non-Voting. Any transferee which is permitted to acquire a Membership Interest pursuant to any such unanimous consent shall be admitted to the Company as a Member (no transferee or assignee of a Membership Interest shall be recognized which does not itself become a Member) and shall succeed to the Capital Account or portion thereof transferred or assigned, as if (insofar as the Company’s accounting is concerned) no such transfer or assignment had occurred.

Only “commodity pools” of which Preferred is either the managing owner (or its functional equivalent in another type of entity) or the trading manager, which are no longer accepting additional investments, shall be eligible transferees or assignees of Membership Interests. Only domestic statutory trusts of which Preferred is the manager owner (or its functional equivalent in another type of entity) shall be eligible transferees or assignees of Voting Membership Interests, and only foreign corporations of which Preferred is the trading manager (or its functional equivalent in another type of entity) shall be eligible transferees or assignees of Non-Voting Membership Interests.

No “commodity pool,” even if otherwise qualified for admission as a Member pursuant to the preceding paragraph, shall be eligible for such admission if such “commodity pool” continues to be engaged — either directly or indirectly through accepting investments from “feeder funds” or similar entities — in the distribution of interests in such “commodity pool” (whether on a public or private basis).

The limitations set forth in the preceding two paragraphs may be amended by a Majority Vote of the Voting Members, but only provided that, in doing so, such Voting Members explicitly agree that in their good faith judgment the admission of entities otherwise proscribed under the foregoing paragraphs as Members will not expose any other Member to any additional risk or potential liability.

5.2 Withdrawals. A Member may withdraw all or any portion of its Capital Account at any time upon ten (10) calendar days’ notice to Preferred or such lesser period of notice as Preferred may approve. There shall be no penalty or fee assessed upon any such withdrawal. Preferred shall itself reimburse the Company for any cost or expense which the Company may incur as a result of the processing of any such withdrawal, so that such cost or expense will in no respect reduce any Member’s Capital Account.

All withdrawals shall be paid exclusively in cash (U.S. dollars in immediately available funds) and within ten (10) business days of the effective date of withdrawal. No interest shall accrue on any withdrawal proceeds while held by the Company pending payment out to the withdrawing Member, provided that such payment is made within such ten (10) business-day period.

Although Members shall be entitled to withdraw from the Company at any time, all Members agree to use best efforts to withdraw capital from the Company only as of a Friday.

ARTICLE VI

MANAGEMENT OF THE COMPANY

6.1 Management of Business. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Voting Members.

6.2 General Powers of Voting Members. Except as may otherwise be expressly provided in this Agreement, the Voting Members shall have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company. The Voting Members shall, subject to the provisions hereof, possess all power, on behalf of the Company, to do or authorize the Company to do all things necessary or convenient to carry out the business and affairs of the Company.

6.3 Delegation of Administrative Authority. The Voting Members shall manage the Company to the exclusion of the Non-Voting Members. However, the Voting Members herewith delegate (under the ultimate supervision and authority of the Voting Members) authority over the administrative management of the Company to Preferred, to the same extent and with the same effect as Preferred is given authority over the administrative management of each Voting Member, in Preferred’s capacity as managing owner of such Voting Member (or its functional equivalent in another form of entity).

In connection with the delegation of administrative authority for the Company to Preferred as contemplated by this Section 6.3, each officer of Preferred is hereby designated as an officer of the Company, to serve, without compensation, at the pleasure of the Majority Vote of the Voting Members. Successors or replacements to the foregoing officers shall be made by the Majority Vote of the Voting Members.

In performing administrative services for the Company — which Preferred shall do in consideration of Preferred’s receipt of an administrative fee from the Company, as provided in the Administrative Services Agreement by and between the Company and Preferred, as well as in consideration of Preferred continuing to act as managing owner of the Voting Members and trading manager of the Non-Voting Members (or in a functionally equivalent capacity). Preferred shall act as an independent contractor and not in any respect as a “manager” of the Company within the meaning of the Act.

6.4 Delegation of Trading Authority. Pursuant to an Advisory Agreement dated as of November 20, 2006 by and among the Company, Preferred and Winton, the Company (with the unanimous approval of the Members as evidenced by their signatures to this Agreement) has appointed Winton as the sole trading advisor to the Company, with authority and direction to manage the Company’s commodity interest trading pursuant to the WCM Program, as such Portfolio may change and develop from time to time, all as contemplated by said Advisory Agreement.

In acting as the sole trading advisor to the Company, Winton shall act as an independent contractor and not in any respect as a “manager” of the Company within the meaning of the Act.

Each Member, in consideration of such Member being admitted to the Company, agrees, acknowledges and approves the terms of the Advisory Agreement dated as of November 20, 2006 by and among the Company, Winton and Preferred.

6.5 Standard of Care; Liability. Each Member shall discharge its duties under this Agreement in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner it reasonably believes to be in, or not opposed to, the best interests of the Company. A Member will not be liable for any monetary damages to the Company for any breach of such duties except for receipt of a financial benefit to which the Member is not entitled; voting for or assenting to a distribution to Members in violation of this Agreement or the Act; or a knowing violation of the law.

The standard of care set forth in this Section 6.5 and applicable to the Members shall in no respects qualify, restrict or limit the standard of care applicable to Preferred as managing owner or trading manager of such Members (or in a functionally equivalent capacity), as otherwise provided by and among such Members, respectively, and Preferred.

6.6 Limitations on Powers of Members. The enumeration of powers in this Agreement shall not limit the general or implied powers of the Members or any additional powers provided by law; provided, that the Non-Voting Members may in no event participate in any respect in the management of the Company.

Notwithstanding the foregoing, no Member may cause the Company to become engaged or involved in any business other than the speculative trading of commodity interests pursuant to the Portfolio under the direction of Winton without the consent of all Members, Voting and Non-Voting. Furthermore, no Member or Members, Voting or Non-Voting, may reduce or modify (except as contemplated pursuant to a withdrawal of capital as permitted under Section 5.2) the economic interest of any other Member or Members (including the percentage of profits, losses or distributions, the tax allocations and the indemnities to which such Member is entitled hereunder) or such other Member’s or Members’ ability to withdraw from the Company other than with the express written consent of the affected Member or Members.

Any modification of Sections 1.7, 3.3, 3.5, Article IV, Article V and this Section 6.6 shall require unanimous consent of all Members, Voting and Non-Voting.

6.7 Other Business. The Members may engage in or possess an interest in other business ventures, by virtue of this Agreement or any relationships created or deemed created hereby, of every kind and description, independently or with others. Neither the Company nor the Members shall have any rights in or to such independent ventures of the Members or the income or profits therefrom.

ARTICLE VII

OWNERSHIP OF COMPANY PROPERTY

Company property shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company property or any portion thereof. Title to any or all Company property may be held in the name of the Company or one or more nominees, as the Voting Members by Majority Vote may determine. All Company property shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company property is held.

ARTICLE VIII

FISCAL MATTERS; BOOKS AND RECORDS

8.1 Bank Accounts; Investments. Capital Contributions, revenues and any other Company funds shall, as directed by Preferred, be deposited by the Company in trading accounts (whether “regulated” or “unregulated”) established in the name of the Company. As provided by Rule 4.20(c) of the Commodity Futures Trading Commission (the “CFTC”), no other funds shall be deposited into the Company’s trading accounts or commingled with Company investments. Funds deposited in the Company’s trading accounts may be withdrawn only to be invested in furtherance of the Company’s purposes, to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.

8.2 Records Required by Act; Right of Inspection. (a) During the term of the Company’s existence and for a period of six (6) years thereafter, there shall be maintained in the Company’s principal office specified pursuant to Section 1.5(c) all records required to be kept pursuant to the Act and the CEA, including, without limitation, a current list of the names, addresses, Membership Interests and Company Percentages held by each of the Members

(including the dates on which each of the Members became a Member), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and the Certificate of Formation, including all amendments or restatements, and correct and complete books and records of account of the Company.

(b) On written request stating the purpose, a Member may examine and copy in person, at any reasonable time, and at the Member’s expense, records required to be maintained under the Act and the CEA and such other information regarding the business, affairs and financial condition of the Company as such Member may reasonably request. Upon written request by any Member made to the Company at the address of the Company’s principal office specified in Section 1.5(c), the Company shall provide to the Member without charge true copies of (i) this Agreement and the Certificate of Formation and all amendments or restatements, and (ii) any of the tax returns of the Company described above.

The provisions of this Section 8.2(b) shall in no event be construed so as to provide any investor in any Member with any greater access (on a direct or derivative basis) to the books and records of, or to information concerning, such Member than would such investor under the constituent documents of such Member. In no event shall any provision hereof be interpreted so as to permit any investor in any Member to obtain any information relating to another Member (except as may otherwise be required by law).

8.3 Books and Records of Account. The Company shall maintain adequate books and records of account that shall be maintained on the accrual method of accounting and on a basis consistent with appropriate provisions of the Code.

8.4 Tax Returns and Information. The Members intend for the Company to be treated as a partnership for tax purposes. The Company shall prepare or cause there to be prepared all federal, state and local income and other tax returns that the Company is required to file. As promptly as practicable after the end of each calendar year, the Company shall send or deliver to each person who was a Member at any time during such year such tax information as shall be reasonably necessary for the preparation by such person of such person’s federal income tax return, state income and any other applicable tax returns.

8.5 Delivery of Financial and Tax Information to Members. Each of the Members is itself an investment fund and each of the Voting Members, as a United States trust, must furnish tax information on an annual basis to each of its investors. Preferred, as administrator of the Company, undertakes to supply to all Members, on a timely basis, all financial and tax information relating to each such Member’s investment in the Company as each such Member is required, or reasonably wishes, to provide to its investors. The cost of providing such information shall be solely for the account of Preferred except as may be otherwise provided in writing between a particular Member and Preferred.

8.6 Audits. The fiscal year-end financial statements and the financial statements to be delivered pursuant to Section 10.5 shall be audited. The audit shall be performed by an accounting firm approved by the Majority Vote of the Voting Members, which may be the same such firm as is used by one or more such Members. The Company shall arrange, at the expense of Preferred, for sufficient information to be made available to each Member that such Member may itself obtain an audit of such Member’s own financial statements, in full compliance with all applicable CFTC requirements.

8.7 Fiscal Year. The Company’s fiscal year shall end on December 31 of each calendar year.

8.8 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Company’s fiscal year;

(b) to adopt the accrual method of accounting, and to keep the Company’s books and records on the basis of such method;

(c) to be a “qualified electing fund” (if possible) under Section 988 of the Code; and

(d) any other election the Voting Members may, by Majority Vote, deem appropriate and in, or not opposed to, the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

8.9 Tax Matters Member. The Members shall designate one Member to be the “tax matters partner” (the “Tax Matters Member”) of the Company pursuant to Section 6231(a)(7) of the Code. Such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as “Tax Matters Member” by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Such Member may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Majority Vote of the Voting Members but this sentence does not authorize such Member to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code. The initial Tax Matters Member shall be Diversified Futures Trust I. Diversified Futures Trust I hereby appoints Preferred to perform all necessary administrative procedures for and on behalf of Diversified Futures Trust I, as Tax Matters Member of the Company.

8.10 Regulatory Reporting. The Company’s Voting Members are each subject to various regulatory and investor reporting requirements imposed by the CFTC. The Company itself may also be so subject. Preferred, as administrator of the Company, shall be responsible for ensuring that all such reporting requirements are duly met and complied with at no additional cost to the Company.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by the Members. Each of the Members agrees that the various indemnifications which they have provided to Preferred, as either the managing owner or the trading manager of such Member or in a functionally equivalent capacity, as the case may be, shall be equally applicable to the component of such Member’s operations attributable to its investment in the Company. However, such investment shall in no respect increase the indemnification obligation of any Member towards Preferred or any “related or associated party.”

9.2 Indemnification by Preferred of the Members. Preferred shall indemnify and hold harmless each Member from and against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them as a result of such Member having invested in the Company rather than maintained an individual WCM Program trading account in such Member’s own name.

ARTICLE X

DISSOLUTION AND WINDING UP

10.1 Events Causing Dissolution. The Company shall be dissolved upon the first of the following events to occur:

(a) December 31, 2056;

(b) The written consent of all Members (Voting and Non-Voting) at any time to dissolve and wind up the affairs of the Company;

(c) The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company, unless there are at least two remaining Members and the business of the Company is continued by the consent of all remaining Members (Voting and Non-Voting) within 10 days following the occurrence of any such event; or

(d) The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

10.2 Winding Up. If the Company is dissolved pursuant to Section 10.1, the Company’s affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

(a) The winding up of the Company’s affairs shall be supervised by Preferred, as liquidator, or such other entity as may be selected by the Majority Vote of the Voting Members.

(b) In winding up the affairs of the Company, the liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Company to:

(i) prosecute and defend civil, criminal or administrative suits;

(ii) collect Company assets, including obligations owed to the Company;

(iii) settle and close the Company’s business;

(iv) close out all open commodity interest positions held in the name of the Company, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

(v) pay all reasonable costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Company property;

(vi) discharge the Company’s known liabilities and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(vii) distribute any remaining assets of the Company to the Members as contemplated by Section 10.4;

(viii) prepare, execute, acknowledge and file articles of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Company;

(ix) assist the former Members, to the extent that they so request, in establishing individual WCM Program trading accounts, to be maintained in their own names; and

(x) exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the liquidator to perform its duties and functions.

10.3 Compensation of Liquidator. The liquidator, if Preferred, shall act without compensation. If the liquidator is not Preferred, the compensation due to the liquidator shall be as agreed to by the Majority Vote of the Voting Members and shall be allocated pro rata among all Members as based on their respective Company Percentages.

10.4 Distribution of Company Property. (a) Upon completion of all desired sales of Company property, and after payment of all selling costs and expenses, the liquidator shall distribute the proceeds of such sales, and any Company property that is to be distributed in kind, to the following groups in the following order of priority:

(i) to satisfy Company liabilities to creditors, whether by payment or establishment of reserves; and

(ii) to the Members, in accordance with the positive balances in their respective Capital Accounts determined after allocating all items for all periods prior to and including the date of distribution.

All distributions required under this Section 10.4 shall be made to the Members by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of such liquidation.

(b) If the assets available for disposition pursuant to Section 10.4(a)(ii) are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Capital Account balances of each Member in such group.

10.5 Final Audit. Within a reasonable time following the completion of the liquidation (and, in all events, in full compliance with all applicable CFTC rules), the liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member’s portion of the distributions made pursuant to Section 10.4.

10.6 Deficit Capital Accounts. As contemplated by Section 4.4, notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company, or distributions of money pursuant to this Agreement to all Members in proportion to their respective Membership Interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Approval of Administration Agreement. The Company and Preferred have entered into an Administrative Services Agreement with Preferred as contemplated by Section 6.3. Each Member herewith expressly approves and consents to such Agreement as a condition of such Member’s admission to the Company.

11.2 Interpretation. The Company has been formed with the specific intent of permitting the Members to consolidate their trading pursuant to the WCM Program in accordance with the Securities and Exchange Commission No-Action Letter, The Managed Futures Association (publicly available July 15, 1996). This No-Action Letter contemplates that “commodity pools” such as the Members could consolidate their commodity interest trading through investing in entities such as the Company without thereby becoming subject to the Company Act. The terms and operations of the Company are intended to be, and are to be interpreted so as to be, in full compliance with the intent as well as the particular requirements of such No-Action Letter. Other than in respect of permitting such consolidated trading, the Members’ investment in the Company is intended to have no effect upon the Members which differs in any respect from their continuing to maintain individual WCM Program trading accounts, and this Agreement is to be interpreted so as to achieve this result.

This Agreement shall be deemed to be amended ab initio in whatever manner it may be determined by Majority Vote of the Voting Members to be necessary or advisable to ensure compliance with the requirements of the foregoing No-Action Letter and that none of the Members, solely as a result of investing in the Company, has become an “investment company” within the meaning of the Company Act.

11.3 “Commodity Pool” Status of the Company. It is unclear whether the CFTC will require the Company to report its operations on the basis that it is a “commodity pool” on a stand-alone basis, as opposed to having the respective attributable results of their investments in the Company reflected in the performance reports of the Members. Preferred, as administrator of the

Company, shall be responsible, at Preferred’s own cost and expense, for all CFTC-required reporting of the Company, and shall ensure that the Company is operated in full compliance with all substantive requirements (as opposed to procedural or reporting requirements, which the CFTC might waive) relating to the operation of “commodity pools.”

11.4 Compliance with the “Blue Sky” Guidelines. The Voting Members are each “commodity pools” which were publicly offered in the United States and which, accordingly, were structured in respect of certain of their business terms so as to comply with the “Guidelines for the Registration of Commodity Pool Programs” (the “Guidelines”) promulgated by the North American Association of Securities Administrators, Inc. It is the express intent of all Members that the investment by the Voting Members in the Company, and the terms of this Agreement, in no respect whatsoever permit the Voting Members to act in a manner inconsistent with the Guidelines (except as may have been previously agreed to by a Voting Member with the state securities administrators, as reflected in such Voting Member’s constituent documents), and this Agreement is in all respects to be interpreted in a manner consistent with such intent.

11.5 Organizational and Maintenance Expenses. Preferred shall pay, without reimbursement from the Company or any Member, all organizational costs relating to the formation of the Company as well as all ongoing costs of maintaining the Company as a Delaware limited liability company and a foreign limited liability company (if and as applicable), in each case in good standing.

11.6 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

11.7 Entire Agreement. This Agreement (which refers to and must be interpreted in light of certain agreements among the respective Members, Preferred, Winton and others as contemplated herein) constitutes the entire agreement among the parties hereto and contains all of the agreements among such parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

11.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.9 Amendment. Except as expressly provided to the contrary herein (for example, in Sections 5.1 and 6.6), this Agreement may be amended by, and only by, a written agreement executed by all Voting Members.

11.10 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

11.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LOCAL, INTERNAL LAWS OF THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATION OF THE FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 11.11. IN PARTICULAR, THIS AGREEMENT IS INTENDED TO COMPLY WITH THE REQUIREMENTS OF THE ACT AND THE CERTIFICATE OF FORMATION. IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE PROVISIONS OF THIS AGREEMENT AND THE MANDATORY PROVISIONS OF THE ACT OR ANY PROVISION OF THE CERTIFICATE OF FORMATION, THE ACT AND THE CERTIFICATE OF FORMATION, IN THAT ORDER OF PRIORITY, WILL CONTROL.

11.12 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any person in the performance by that person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that person of the same or any other obligations of that person with respect to the Company. Failure on the part of a person to complain of any act of any person or to declare any person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.13 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions. For greater certainty and not by way of limitation, each Member agrees to take all steps and perform such additional acts as the CFTC or the Securities and Exchange Commission, respectively, may deem to be necessary or appropriate in connection with the consolidation of the Members’ respective WCM Program trading accounts into the sole trading account of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the year and date first above written, to be effective on the date first above written.

WCM POOL LLC

By:	Diversified Futures Fund LP, a Member

	By:	Preferred Investment Solutions Corp., its General Partner

	By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer

By:	Diversified Futures Trust I, a Member

	By:	Preferred Investment Solutions Corp., its Managing Owner

	By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer

By:	Kenmar Global Trust, a Member

	By:	Preferred Investment Solutions Corp., its Managing Owner

	By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer

Schedule I

MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

Initial Positions Transferred

Capital Contribution (see attached Cash schedule)

Member	Initial Company Percentage	Non-Voting Membership Interest	Voting Membership Interest

Diversified Futures Fund LP	$	%	X

Diversified Futures Trust I	$	%	X

Kenmar Global Trust	$	%	X

The address of all the Members is Preferred Investment Solutions Corp., 900 King Street, Suite 100, Rye Brook, NY 10573; telephone: (914) 307-7000.